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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Weirton Steel Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-84943 and 333-39352) of Weirton Steel Corporation and subsidiaries of our reports dated March 26, 2004 with respect to the consolidated balance sheets of Weirton Steel Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the Form 8-K filed by Weirton Steel Corporation and subsidiaries on April 5, 2004 and incorporated by reference in the annual report on Form 10-K of Weirton Steel Corporation and subsidiaries and our report on the financial statement schedule included herein.

Our reports dated March 26, 2004 each contain an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, has an accumulated deficit, and as discussed in note 2 to the consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws and entered into an agreement to sell substantially all of its assets, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.


/s/ KPMG LLP

Pittsburgh, Pennsylvania
April 14, 2004